EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-137155) on Form S-8 of our report dated June 20, 2008, relating to the financial statements as of and for the year ended December 31, 2007 appearing in this Annual Report on Form 11-K of the AMCORE Financial Security Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Milwaukee, WI
June 27, 2008